Exhibit 99.1

OLD SECOND BANCORP  INC.

Traded: NASDAQ National Market System

Symbol: OSBC

For Immediate Release

April 11, 2003

For additional information contact:

Doug Cheatham, Sr. Vice President and CFO

(630) 906-5484

Old Second Bancorp, Inc. earned $.70 diluted earnings per share in the first quarter of 2003, a 6.1% increase over the first quarter of 2002.  Net income was $5.21 million in the first quarter of 2003, compared with $4.98 million in the first quarter of 2002, an increase of $228,000 or 4.6%. Earnings were enhanced by strong asset growth and a significant increase in noninterest income.

Growth in loans and deposits has continued through the first quarter of 2003.  Total loans increased to $1.12 billion as of March 31, 2003, an increase of $53.9 million, or 5.08% from $1.06 billion as of December 31, 2002.  This represents an increase of $199.4 million, or 21.8% over the $ 916.4 million at the end of the first quarter of 2002.  At the same time, deposits increased to $1.40 billion at March 31, 2003, an increase of $5.4 million from December 31, 2002 and an increase of $248.4 million or 21.6% over the total at March 31, 2002.

Net interest income in the quarter grew 6.2%, to $14.6 million on the strength of continued asset growth.  Given the Company’s mix of interest bearing liabilities and interest earning assets, the net interest margin could be expected to decline in a falling interest rate environment and conversely, to increase in a rising rate environment.  This was reflected in the decline in the net interest margin from 4.58% for the first quarter of 2002 to 4.11% for the fourth quarter of 2002 and to 3.99% in the first quarter of 2003.  Net interest margin was 4.28% for the entire year of 2002.

Non-interest income increased from $5.6 million in the first quarter of 2002 to $7.4 million in the first quarter of 2003, a 32.7% increase.  This was primarily due to the increase in the gains on sales of loans resulting from the higher volume in residential mortgage originations as a result of the decrease in interest rates.

Net charge-offs during the first quarter of 2003 were $369,000 compared to $147,000 in the first quarter of 2002.  The Company’s provision for loan losses during the first quarter was increased to $855,000 from $830,000 during the first quarter of the previous year.  Management, along with other financial institutions, shares a concern for the possible continued softening of the economy.  Should the economic climate continue to deteriorate, borrowers may experience difficulty, and the level of non-performing loans, charge-offs and delinquencies could rise.  Non-performing assets decreased from $5.6 million at year-end 2002 to $4.7 million as of March 31, 2003.

Old Second Bancorp, Inc. currently has twenty-two banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, Lake, and LaSalle counties in Illinois.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except per share data)

	Quarter Ended March 31,		Year-ended December 31,
	2003	2002	2002
Income Statement:
Net interest income	$14,624	$13,770	$57,482
Provision for loan losses	855	830	3,805
Non-interest income	7,410	5,583	25,276
Non-interest expense	13,156	10,956	48,056
Income taxes	2,816	2,588	10,751
Net income	5,207	4,979	20,146

End of Period Balances:
Loans, net of unearned income	$1,115,800	$916,402	$1,061,867
Deposits	1,396,097	1,147,691	1,390,661
Stockholders’ equity	137,086	122,811	133,076
Total earning assets	1,535,247	1,262,673	1,523,149
Total assets	1,623,621	1,323,972	1,608,087

Average Balances:
Loans, net of unearned income	$1,078,849	$902,317	$969,982
Deposits	1,389,768	1,114,598	1,254,673
Stockholders’ equity	135,600	124,626	127,155
Total earning assets	1,522,637	1,254,560	1,379,516
Total assets	1,599,894	1,320,200	1,451,131

Per Share Data:
Basic earnings per share	$0.70	$0.66	$2.71
Diluted earnings per share	$0.70	$0.66	$2.69
Dividends declared per share	$0.20	$0.15	$0.75
Book value per share	$18.47	$16.46	$18.00
Tangible book value per share	$18.01	$15.95	$17.52
Average number of shares outstanding	7,414,354	7,526,396	7,429,882
Ending number of shares outstanding	7,420,505	7,459,992	7,393,104

Profitability Ratios (annualized):
Return on average assets	1.32%	1.53%	1.39%
Return on average equity	15.57%	16.20%	15.84%
Net interest margin (tax equivalent)	3.99%	4.58%	4.28%

Asset Quality:
Nonperforming assets	$4,720	$3,006	$5,575
Net charge offs	369	147	349
Allowance for loan losses	16,255	12,996	15,769
Allowance for loan losses to loans	1.46%	1.42%	1.49%